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                                                               HECO Exhibit 12.2
                                                               -----------------


Hawaiian Electric Company, Inc. and subsidiaries
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(unaudited)


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                                                                                  Six months ended
                                                                                      June 30,
                                                                       -------------------------------------
(dollars in thousands)                                                      1997                   1996
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FIXED CHARGES
Total interest charges..............................................          $24,253                $22,853
Interest component of rentals.......................................              356                    352
Pretax preferred stock dividend requirements of subsidiaries........            2,085                  2,293
Preferred securities distribution requirements of trust subsidiary..            1,072                     --
                                                                              -------                -------
TOTAL FIXED CHARGES.................................................          $27,766                $25,498
                                                                              =======                =======

EARNINGS
Income before preferred stock dividends of HECO.....................          $37,113                $39,364
Income taxes (see note below).......................................           23,813                 25,795
Fixed charges, as shown.............................................           27,766                 25,498
AFUDC for borrowed funds............................................           (3,136)                (2,504)
                                                                              -------                -------

EARNINGS AVAILABLE FOR FIXED CHARGES................................          $85,556                $88,153
                                                                              =======                =======

RATIO OF EARNINGS TO FIXED CHARGES..................................             3.08                   3.46
                                                                              =======                =======
Note:
Income taxes is comprised of the following
 Expense relating to operating income from regulated activities.....          $23,777               $25,893
 Expense (benefit) relating to income (loss) from nonregulated
  activities........................................................               36                   (98)
                                                                              -------               -------
                                                                              $23,813               $25,795
                                                                              =======                =======
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